EXHIBIT 99.1

374Water Releases Second Quarter 2024 Results and Provides Business Update

374Water Inc. (NASDAQ:SCWO), a global leader in organic waste destruction technology for the federal, municipal and industrial markets, today provides a business update and reports its financial results for the second quarter and six months ended June 30, 2024.

Chirs Gannon, President and CEO of 374Water commented: "In just one quarter as a new executive leadership team, we have made significant progress on our path towards commercializing our AirSCWO technology by taking meaningful steps in the four priority areas outlined when I took the helm as CEO: (1) fulfill contractual commitments to demonstrate the efficacy of our AirSCWO technology; (2) commercialize our AirSCWO system and expand our market opportunity; (3) secure strategic TSDF partnerships; and (4) expand our manufacturing and engineering capabilities. Notably, we deployed our AirSCWO system to the City of Orlando where we will treat biosolids waste and complete previously announced PFAS destruction demonstrations for federal agencies. This deployment aligns with our broader strategy to address the pressing need for effective, clean waste destruction solutions. We have made substantial progress in our AirSCWO product development activities and have seen material improvements in our technology. We believe deploying to Orlando will showcase our technology's versatility and effectiveness, accelerate the path towards commercialization, and provide the foundation to achieve our near and long-term goals. We estimate the global market opportunity for our waste destruction technology across our municipal, federal and industrial markets to be measured in the hundreds of billions of dollars and we are committed to efficiently scaling our technology while creating value for our stakeholders."

Financial Highlights

•	For the three-month period ended June 30, 2024, the Company generated revenue of approximately $37,000 which compares to approximately $50,000 for the three months ending June 30, 2023, a 26% decrease.

•	For the six-month period ended June 30, 2024, the Company generated revenue of approximately $352,000 which compares to approximately $851,000 for the six months ending June 30, 2023, a 59% decrease.

○	Our revenue is primarily based on progress toward completion of our sold unit and also includes the sale of treatability services. Costs associated with our sold unit have started to decline as we reach the end of our fabrication and testing, which have had a direct correlation to the reduced revenue recognized in this period under our percentage of completion revenue recognition method. This has had a direct impact on our change in revenue in the first half of 2024 compared to the first half of 2023.

•	Total operating expenses increased from $3.5 million in the first half of 2023 to $4.9 million in the first half of 2024, driven primarily by an increase in our research and development expenses of approximately $474,000, increase in our general and administrative expenses of approximately $250,000, increase in our professional fees of approximately $677,000.

○	The increases in research and development and general and administrative expenses stem from our continued effort to commercialize our AirSCWO systems and our strategic growth plan to ensure we have sufficient personnel and an executive team to support our expected growth.

○	The increase in our professional fees are primarily non-recurring expenses related to the settlement of a legal matter and the changes in our executive leadership and board of directors that occurred during the quarter ended June 30, 2024.

Capital Structure

•	As of June 30, 2024, we have working capital of $7.2 million, consisting of $8.8 million of current assets comprised primarily of cash, receivables and inventory offset by $1.5 million of current liabilities comprised of accounts payable and accrued expenses arising from the normal course of business. We currently have no outstanding debt obligations.

Business Highlights

•	The Company announced the election of our Board of Directors, overwhelmingly approved by stockholders, including Richard H. Davis, Marc Deshusses, Deanna Rene Estes, Chris Gannon, Terry Merrell, Buddie Joe (BJ) Penn, and James Vanderhider.

•	Deborah Cooper was appointed as the Company's new Chief Administrative Officer (CAO), bringing over 20 years of administrative leadership experience in the technology and environmental sectors, where she has excelled in streamlining operations and enhancing organizational efficiency.

•	The AirSCWO system was successfully deployed and delivered to Orlando's Iron Bridge Water Pollution Control Facility. This deployment marks a significant milestone in our partnership with the City of Orlando and reinforces our commitment to fulfilling customer contracts.

•	The Company announced the successful completion of pharmaceutical waste testing using its innovative AirSCWO technology. The results demonstrated exceptional efficacy in destroying pharmaceutical contaminants, which we believe will position the Company as a leader in addressing complex waste streams.

•	The Company released a comprehensive white paper detailing the potential of its AirSCWO technology to address lithium-ion battery waste. The paper highlights the technology's potential to safely and efficiently process hazardous battery materials and to offer a sustainable solution to a growing environmental challenge.

Earnings Conference Call

Management will hold a conference call at 10:00 am Pacific Time (1:00 pm Eastern Time) on Thursday, August 15, 2024, to provide a more detailed business update, discussion of quarterly results and conduct a Q&A session. Participants who wish to join the conference by telephone can access the call by dialing (Toll Free) 888-506-0062 or (International) 973-528-0011. Participants may join the live webcast by accessing it at the webcast registration link here: https://www.webcaster4.com/Webcast/Page/3040/51011

A webcast replay will be available through August 29, 2024 on the Investors Section of the Company's website at https://374water.com/2022-investor-presentation/.

For more on AirSCWO or about our team, visit 374Water.com or follow us on LinkedIn.

About 374Water

374Water Inc. (NASDAQ:SCWO) is a global cleantech company providing innovative solutions addressing wastewater treatment and waste management issues within the municipal, federal and industrial markets. 374Water's AirSCWO technology is designed to efficiently destroy and mineralize a broad spectrum of organic non-hazardous and hazardous organic wastes producing safe dischargeable water streams, safe mineral effluent, safe vent gas, and recoverable heat energy. 374Water's AirSCWO technology has the potential to assist its customers to meet discharge requirements, reduce or eliminate disposal costs, remove bottlenecks, and reduce litigation and other risks. 374Water continues to be a leader in innovative waste treatment solutions, dedicated to creating a greener future and eradicating harmful pollutants. Learn more by visiting www.374water.com and follow us on LinkedIn.

Cautionary Language on Forward-Looking Statements

Certain statements in this communication are "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or our future financial performance, including statements relating to our ability to execute on our strategic plan, the anticipated benefits of our move to Orlando and our progress toward commercialization, and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or our achievements or those of our industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements may be identified by the use of words like "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "project," "consider," "predict," "potential," "feel," or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates, beliefs, and projections. While the Company believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. These and other important factors, including those discussed under "Risk Factors" in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, as well as the Company's subsequent filings with the SEC, may cause actual results, performance, or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements herein are made only as of the date they were first issued, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contact:

Heather Crowell

ir@374water.com

Media Contact:

Christian Rizzo

media@374water.com

374Water Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	June 30, 2024 (Unaudited)	December 31, 2023
Assets
Current Assets:
Cash	$5,083,482	$10,445,404
Accounts receivable, net of allowance	57,437	64,792
Other accounts receivable	24,801	39,749
Unbilled accounts receivable	1,771,609	1,494,553
Inventory, net	1,016,231	2,276,677
Prepaid expenses	856,580	581,085
Total Current Assets	8,810,140	14,902,260

Property and equipment, net	260,154	230,971
Equipment-in-process	2,148,062	-
Intangible asset,net	981,335	988,029
Other assets	15,709	-
Total Long-Term Assets	3,405,260	1,219,000
Total Assets	$12,215,400	$16,121,260
Liabilities and Stockholders Equity
Current Liabilities:
Accounts payable and accrued expenses	$892,275	$572,297
Accrued contract loss provision	600,000	500,000
Accrued legal settlement	-	135,000
Unearned Revenue	32,768	130,000
Other liabilities	11,743	36,787
Total Current Liabilities	1,536,786	1,374,084
Total Liabilities	1,536,786	1,374,084

Stockholders Equity
Common stock: 200,000,000 common shares authorized, par value $0.0001 per share, 132,932,335 and 132,667,107 shares outstanding at June 30, 2024 and December 31, 2023, respectively	13,292	13,266
Additional paid-in capital	31,573,140	30,684,943
Accumulated deficit	(20,910,289)	(15,953,504)
Accumulated other income	2,471	2,471
Total Stockholders Equity	10,678,614	14,747,176

Total Liabilities & Stockholders Equity	$12,215,400	$16,121,260

374Water Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited )

Three Months Ended Six Months Ended

	June 30,Three Months Ended		June 30,Six Months Ended
	2024	2023	2024	2023
Revenue	$36,821	$49,863	$352,099	$851,321
Cost of goods sold	43,543	45,257	660,841	765,403
Gross margin	(6,722)	4,606	(308,742)	85,918

Operating Expenses
Research and development	566,568	271,964	1,101,715	627,869
Compensation and related expenses	777,825	733,121	1,429,429	1,451,881
Professional fees	615,987	92,285	868,692	191,857
General and administrative	1,051,998	676,333	1,511,725	1,261,995
Total Operating Expenses	3,012,378	1,773,703	4,911,561	3,533,602

Loss from Operations	(3,019,100)	(1,769,097)	(5,220,303)	(3,447,684)

Other Income
Interest income	74,192	74,967	178,812	112,826
Other income	12,588	43,553	84,706	43,938
Total Other Income	86,780	118,520	263,518	156,764

Net Loss before Income Taxes	(2,932,320)	(1,650,577)	(4,956,785)	(3,290,920)
Provision for Income Taxes	-	-	-	-

Net Loss	$(2,932,320)	$(1,650,577)	$(4,956,785)	$(3,290,920)

Net Loss per Share - Basic and Diluted	$(0.02)	$(0.01)	$(0.04)	$(0.03)

Weighted Average Common Shares Outstanding	132,801,137	129,389,098	132,735,552	128,274,091

Comprehensive loss:
Net Loss	$(2,932,320)	$(1,650,577)	$(4,956,785)	$(3,290,920)
Change in foreign currency translation	-	4,943	-	5,438
Total comprehensive loss	$(2,932,320)	$(1,645,634)	$(4,956,785)	$(3,285,482)

374Water Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the six months ended June 30, 2024 and 2023

	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023

Net loss	$(4,956,785)	$(3,290,920)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	50,953	44,281
Issuance of common stock for services	342,600	-
Stock-based compensation	458,584	514,934
Change in foreign currency translation	-	5,767
Gain on legal settlement	(22,303)	-
Inventory reserve	50,000	-
Changes in operating assets and liabilities:
Accounts receivable	7,355	(17,526)
Other accounts receivable	14,948	-
Unbilled accounts receivable	(277,056)	(790,863)
Inventory	(608,838)	(143,785)
Prepaid expenses	(275,495)	(52,998)
Other assets	(15,709)	-
Accounts payable and accrued expenses	319,978	(1,115,353)
Accrued contract loss provision	100,000	-
Unearned Revenue	(97,232)	(17,048)
Other Liabilities	(25,044)	(13,528)
Net cash used in operating activities	(4,934,044)	(4,877,039)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(46,093)	(7,303)
Purchases of equipment-in-process	(328,778)	-
Increase in intangible assets	(27,349)	(5,623)
Proceeds from the sale of investments	-	1,963,430
Net cash provided by (used in) investing activities	(402,220)	1,950,504

CASH FLOWS FROM FINANCING ACTIVITIES
Net (issuance costs) proceeds from the sale of commonstock	(25,658)	13,478,959
Net cash provided by (used in) financing activities	(25,658)	13,478,959

Net increase (decrease) in cash	(5,361,922)	10,552,424

Cash, beginning of period	10,445,404	4,046,937
Cash, end of period	$5,083,482	$14,599,361

Supplemental cash flow disclosures
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

Supplemental disclosure investing activities
Reclassification of inventory to equipment-in-process	$1,819,284	$-

SOURCE: 374Water, Inc.